SunAmerica Equity Funds

Sub-Item 77D:

Effective July 2, 2012, SunAmerica International Equity Fund's name changed to SunAmerica International Dividend Strategy
Fund and certain corresponding changes to the Fund's investment goal, principal investment strategy and principal investment techniques were made. Please see the definitive prospectus filed pursuant to Rule 497 on July 2, 2012 (Accession No. 0001193125-12-122220).